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EXHIBIT 99(c)

                            WESTBRIDGE RESEARCH GROUP

                                 CODE OF ETHICS
                             ADOPTED AUGUST 21, 2009

The successful business operation and reputation of Westbridge Research Group and it subsidiaries (collectively, "Westbridge"), is built on principles of fair dealing and ethical conduct by directors, officers, employees, consultants and agents. Our reputation for integrity and excellence requires careful observance of the spirit and letter of our Code of Ethics, as well as a scrupulous regard for the highest standards of conduct and personal integrity.

The continued success of Westbridge is also dependent on our customers', shareholders' and vendors' trust, and we are dedicated to preserving that trust. You owe a duty to Westbridge, its customers, shareholders and vendors to act in a way that will merit their continued trust and confidence.

It is Westbridge's policy to comply with applicable laws and regulations, and Westbridge expects you to conduct business in accordance with the letter, spirit and intent of relevant laws and to refrain from any illegal, dishonest or unethical conduct.

In general, the use of good judgment, based on ethical principles, will guide you with respect to acceptable conduct. If a situation arises where it is difficult to determine the proper course of action, the matter should be discussed openly with your immediate supervisor and, if you have questions, with the President or any member of Westbridge's Audit Committee.

Specifically, our officers, directors, employees, consultants and agents should be mindful of the following in the conduct of Westbridge's business and use the following as a guide:

1. Conduct the affairs of Westbridge according the highest standards of ethics, morality and honesty, and encourage employees to reflect in their public and private conduct the same standards.

2. Fully comply with all laws, ordinances and regulations of the various governmental agencies and jurisdictions under which Westbridge operates.

3. Create and market products with high efficacy quotients for application in agriculture and bioremediation.

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4.       Maximize long-term profits by providing technically sound and viable products, which result in continuing satisfaction, profitability, and utility for the ultimate consumer.

5. Strive to continually upgrade the profitability of products through intense technical innovation and support, the efficient use of personnel, and control of expenses, and develop an attitude of cost consciousness and expense control with all employees.

6. Insure Westbridge products are produced according to applicable formulas and standards, and provide a system of quality control, which assures compliance therewith, and high standards of overall quality.

7. Objectively purchase or lease supplies and equipment on behalf of Westbridge and do not accept or seek any benefit from a supplier or potential supplier that would appear to compromise your judgment.

8. Deal with outside firms so that those dealings do not result in unusual gains for that firms, including bribes, product bonuses, special fringe benefits, unusual price breaks and other windfalls designed to benefit the outside firm should not be used.

9. Refrain from making false or misleading statements or innuendo about Westbridge's competitors or their products.

10. Refrain from using any illegal or unethical methods to gather competitive information.

11. Be a leader in each of the market areas where Westbridge does business, and regularly evaluate the preferences of consumers and products and prices of competitive suppliers in order to assure that market needs are met and Westbridge's market position is maintained.

12. Establish prices of products at levels, which provide a fair value for the consumer and a reasonable profit margin for Westbridge.

13. Develop a distribution system, which assures the opportunity for profits and growth of those distributing Westbridge's products thereby increasing its market share.

14. Foster professionalism in all of Westbridge's activities and challenge employees to continually improve their skills and competency.

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15.      Select the best qualified persons available at the time of selection for positions in Westbridge based upon: prior accomplishments, experience, intelligence, background, skills, potential advancement, education and personality as these criteria apply to the requirements for the specific position being filled without regard to race, color, citizenship status, national origin, ancestry, sex, sexual orientation, age, religion, creed, physical or mental disability, physical handicap, medical condition, marital status, or veteran status and conform to all laws as they apply to the selection and hiring of personnel.

16. Provide challenging employment to all employees with equal and fair opportunities for personal development and advancement, periodically review the performance and contribution of each employee based on results, and discourage favoritism because of friendship, kinship, or for any other reason.

17. Always consider Westbridge's employees first for advancement and promotions and wherever possible promote from within.

18. Provide compensation of benefits to all employees which fairly compensates them for their efforts, regularly evaluate the rates of compensation and other employee benefits of similar firms and make adjustments as required to assure fair compensation provided the output of the employees and the economic circumstances of Westbridge will warrant such adjustments.

19. Provide incentive compensation in every instance practicable which will allow employees to be rewarded for their relative contributions.

20. Always demonstrate respect for each individual employed by Westbridge and have an "opened door" policy so that any employee may communicate his or her ideas and problems to superiors in Westbridge without fear of reprisal.

21. Establish performance goals for each level of operation on a system of measurement for actual performance.

22. Provide clear cut lines of authority, responsibility, and rules of employment for each employee, and administer fairly and consistently without bias or favoritism.

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23.      Keep confidential all policies, procedures, financial information, costs and other information pertaining to the operation of the business.

FOREIGN CORRUPT PRACTICES ACT.
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No offer of or payment of any gift, loan or gratuity may be made, either directly or indirectly, to any business or government entity or any associate thereof in exchange for or otherwise in an attempt to procure business for Westbridge. Similarly, no offer of, or payment of any gift, loan or gratuity may be accepted, either directly or indirectly, from any business entity or associate thereof in exchange for or otherwise in an attempt to procure business from Westbridge. Gifts and entertainment are permissible with representatives of customers or potential customers if they are of limited value and frequency, are customary in the situation, and are legal.

ANTITRUST LAWS.
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Officers, directors, employees, consultants and agents may not collaborate or exchange information with competitors in violation of the law on such things as pricing, production, marketing, inventory maintenance, product development, sales territories and goals, market studies and proprietary or confidential information. While as part of maintaining Westbridge's competitive position, we seek economic knowledge about our competitors, you may not engage in illegal acts to acquire a competitor's trade secrets, financial data, technical developments or operations.

PUBLIC REPORTING.
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Westbridge is a public company and must file reports with the Securities and
Exchange Commission ("SEC"). Those reports are often complex and include sophisticated accounting matters. Westbridge endeavors to make full, fair, accurate, timely and understandable disclosure in reports and documents it files with the SEC.

While the ultimate responsibility for the information included with the reports and documents filed with the SEC rests with senior management, numerous employees and others participate in the preparation of these reports or provide information included in these reports. Everyone who has responsibility for producing or maintaining any of Westbridge's accounting records shall exercise due care to cause such accounting records to fairly and accurately reflect the transactions, occurrences, assets or liabilities to which they relate.

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Westbridge maintains disclosure controls and procedures to ensure that the information reported to the SEC is collected and communicated to executive management in order to permit full, fair, accurate, timely and understandable disclosure of the required information. If you are required to provide, review or certify information in connection with Westbridge's disclosure controls and procedures, you must provide the requested information, or otherwise respond, in full, accurate, fair and timely manner.

You are required to cooperate fully with our external auditors. You must not, directly or indirectly, take any action to fraudulently influence, coerce, manipulate or mislead any independent public accountant or legal counsel engaged by Westbridge, nor our President or Chief Financial Officer, Audit Committee member or any member of our accounting staff, in connection with an audit of Westbridge's financial statements that are required to be filed with the SEC.

You must not, directly or indirectly, make or cause to be made any materially false or misleading statement or omit to state, or cause any other person to omit to state, any material fact necessary in order to make the statements made, in light of the circumstances under which such statements were made, not misleading to the accountant or legal counsel engaged by us in connection with any audit or examination of financial statements of the Company or the preparation or filing of any document or report with the SEC.

INSIDER INFORMATION.
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You may from time to time obtain material relating to Westbridge which may not be generally available to the public. There are restrictions imposed by law relating to the use of non-public information. Generally, you may not acquire or dispose of any Westbridge securities (such as stock or options) when material information as to Westbridge is known to you, but is not publicly known. A fact may generally be deemed to be material if its existence or nonexistence is a matter to which a reasonable person would attach importance in determining whether to buy or sell our securities or if it could be expected to affect the market price of Westbridge's securities.

If you "tip" another person as to inside information, you can be liable for the trading by the other person. You should not disseminate in any manner any information, favorable or unfavorable, obtained by you with respect to Westbridge to any person until the information has been publicly disseminated. Generally, public announcements consists of the issuance of a press release to the news media, the release of a report to stockholders, or the filing of a report with the SEC. A reasonable period of time, generally two business days should elapse before trading in our securities to allow the public to analyze and evaluate such information. These restrictions are equally applicable to members of your families, and apply not only to our securities but also the securities of any entity with which we may be negotiating a material transaction.

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WHISTLEBLOWER POLICY.
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You may send to any member of Westbridge's Audit Committee an anonymous complaint, criticism or similar communication relating to:

         - Any accounting, internal control, reporting control, auditing or other public disclosure matter, including any questionable accounting or auditing matters, practices or omissions;

         - Any violation of law by the Company or any of its officers, employees or other representatives; or

         - Any violation of any code or policy by Westbridge or any of its officers, employees or other representatives.

NO RETALIATION WILL RESULT AGAINST ANYONE WHO REPORTS A CONCERN OR SUSPECTED MISCONDUCT THAT HE OR SHE REASONABLY BELIEVES INVOLVES A VIOLATION OF WESTBRIDGE'S CODE OF ETHICS OR ANY LAW OR REGULATION. This policy may not, however, be used as a defense by an employee against whom any adverse personnel action has been taken for legitimate reasons or cause, separate and apart from making such report.

MISCELLANEOUS.
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This Code of Ethics may be revised from time to time.

Any questions concerning this Code of Ethics should be directed to the President of Westbridge.


THIS CODE SHOULD NOT BE CONSTRUED AS A CONTRACT OF EMPLOYMENT AND DOES NOT CHANGE ANY PERSON'S EMPLOYMENT STATUS AS AN AT-WILL EMPLOYEE.


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